THE LIFE INSURANCE COMPANY OF VIRGINIA
                             UNIT VALUE ENDORSEMENT


The Policy to which this endorsement is attached is amended by deleting from the definition of net investment factor in the Unit Value provision the following:

         (c) is a charge no greater than .0024769% for each day in the Valuation Period. This corresponds to .90% per year.

and by adding the following:

         (c) is a charge no greater than .0019246% for each day in the Valuation Period. This corresponds to .70% per year.


For THE LIFE INSURANCE COMPANY OF VIRGINIA



                                                     /s/PAUL E. RUTLEDGE III
                                                       ----------------------
                                                     PRESIDENT